Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES FISCAL 2011 FULL YEAR AND FOURTH QUARTER RESULTS

Fiscal 2011 Performance:
•	Net sales increased 31%
•	Operating income increased 26%
•	Diluted Earnings per share of $0.59 (1)
•	Net cash provided by operating activities of $13.5 million
•	Backlog of $106 million at February 25, 2011

SOUTHAMPTON, PA, USA, May 27, 2011 – Environmental Tectonics Corporation (OTC Bulletin Board: ETCC: PK) (“ETC” or the “Company”) today announced net sales for fiscal 2011 increased $13.2 million, or 31.2%, to $55.5 million from $42.3 million in fiscal 2010.  Operating income was favorably affected by the increase in sales and the corresponding increase in gross profit and reached $8.3 million, an increase of $1.7 million, or 25.6%, over operating income of $6.6 million in fiscal 2010.  Net income in fiscal 2011 was $14.5 million which reflects the increased operating profit mentioned and a $7.7 million tax benefit from a reduction in the Company’s deferred tax asset reserve during the period. This equates to $0.59 per fully diluted share when preferred stock dividends of $2.3 million are subtracted. This represented an $8.1 million increase, or 125.2%, over fiscal 2010 net income of $6.5 million, for which fully diluted earnings per share were $0.26 when preferred stock dividends of $1.9 million are subtracted.  The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $9.1 million from $7.2 million in the prior year, a 24.9% increase.

William F. Mitchell, ETC’s President and Chairman, stated, “We are pleased to report that Environmental Tectonics Corporation (“ETC”) has shown substantial growth in sales and profitability during the fiscal year ended February 25,  2011.  With this growth, a backlog at fiscal year end of $106 million, and a considerable strengthening of our financial position, we believe that the future remains bright.”

Sales

The $13.2 million increase in sales reflects significant U.S. Government Defense contracts which were partially offset by decreases in the international and domestic geographic areas. Segment wise, increases were evidenced in the pilot training, environmental and sterilizer product lines.

Geographically, domestic sales were $12.2 million, a decrease of $0.7 million, or 5.4%, from fiscal 2010, and represented 22.0% of total sales, down from 30.4% in fiscal 2010. The current period primarily reflected increased sales of Sterilizers, up $1.2 million or 20.0%, and Simulation, up $0.5 million or 99%, which were more than offset by reductions in the sale of Hyperbaric and Environmental products of $2.0 million, or 64.9%, and $0.3 million, or 33.8%, respectively. Sterilizers benefited from expanded contracts for Ethylene Oxide chambers and accessories.  Our simulation division placed multiple Advanced Disaster Management Simulation installations in municipalities and community colleges. Reduced Hyperbaric sales reflected continued domestic economic disruptions and resulting reduced capital spending while our environmental division reflected the depressed automotive industry.  U.S. Government sales increased $15.6 million, or 201.8% from the prior fiscal year.  Significant increases were evidenced in Aircrew Training Systems sales reflecting three contracts with two different U.S. defense agencies.  U.S. Government sales represented 41.9% of net sales, up from 18.3% in fiscal 2010.  International sales (which include those in the Company's foreign subsidiaries) of $20.0 million represented a decrease of  $1.7 million, or 7.8%, from the prior fiscal period, due primarily to reductions in sales of Simulation and Hyperbaric equipment which were offset in part by increased sales of Pilot Training Services and Environmental products.  In aggregate, International sales represented 36.1% of the Company’s total net sales, down from 51.3% in fiscal 2010.

Segment Sales

Sales of our Training Services Group (TSG) products were $36.8 million in fiscal 2011, an increase of $10.7 million, or 41.2% over fiscal 2010. Sales of these products accounted for 66.3% of net sales versus 61.6% in fiscal 2010. Sales in our other segment, the Control Systems Group (CSG), increased $2.4 million, or 15.1%, and constituted 33.7% of our net sales compared to 38.4% in fiscal 2010.

Gross profit

Gross profit for fiscal 2011 increased by $3.0 million, or 15.8%, over fiscal 2010. This reflected the increase in sales and resulting gross profit. Gross margin as a percent of net sales decreased to 39.3% in fiscal 2011, from 44.5% in fiscal 2010, due primarily to a shift in mix to lower margin U.S Government sales in the TSG segment and, in part, due to increasing material, freight and shipping costs over our course of contract performance.

Operating expenses

Selling and marketing expenses decreased $0.4 million, or 7.6%, from fiscal 2010. This decrease primarily reflected lower commissions and bid and proposal costs. As a percentage of net sales, selling and marketing expenses were 8.4% in fiscal 2011 compared to 11.9% in fiscal 2010.

General and administrative expenses increased by $0.8 million, or 12.5%, due primarily to an increase in a legal reserve and higher executive incentive payments on the favorable financial results. As a percentage of net sales, general and administrative expenses decreased to 13.0% in fiscal 2011, from 15.2% in fiscal 2010.

Research and development expenses include spending for potential new products and technologies and work performed under government grant programs, both in the United States and internationally. This spending, net of grant payments from the U.S., Polish and Turkish Governments, totaled $1.6 million in fiscal 2011 as compared to $0.8 million in fiscal 2010, an increase of $0.8 million or 105.4%.  As a percentage of net sales, research and development expenses were 3.0% in fiscal 2011, compared to 1.9% in fiscal 2010.

Operating income

The $1.7 million, or 25.6%, improvement in operating income represented a combination of higher sales volume and gross profit which more than offset a net increase in operating expenses.

On a segment basis, the TSG had an operating income of $7.2 million, a $1.1 million improvement over the segment operating income of $6.1 million in fiscal 2010. The CSG had operating income of $4.0 million in fiscal 2011, an increase of $2.3 million over fiscal 2010. These segment operating results were offset, in part, by unallocated corporate expenses of $2.9 million, which increased $1.6 million over fiscal 2010.

Interest and other expenses

Interest expense in fiscal 2011 decreased $0.5 million, or 37.0%, to $0.8 million, compared to $1.3 million for fiscal 2010. The reduction reflected reduced interest expense on both bank borrowings and on the Company’s subordinated debt which was exchanged for preferred stock under a financing transaction that was completed in July 2009.

Other Income/Expense, Net, was an expense of $0.6 million for fiscal 2011, versus a net expense of $0.3 million in fiscal 2010.  The current period consisted primarily of higher letter of credit charges.

Fiscal 2010 also included a loss on extinguishment of debt, totaling $0.3 million, representing two transactions related to the financing transaction that was completed in July 2009.

Income Taxes

As a result of the Company’s analysis during fiscal 2011 of the various components and realizability of the Company’s net loss carryforwards, an income tax benefit of $7,665,000 was recorded in the fiscal year ended February 25, 2011. An income tax benefit of $1,819,000 was recognized in fiscal 2010.

 Valuation allowances had been recorded against the entire deferred tax asset in periods prior to February 27, 2009 due an uncertainty of sustaining an appropriate level of profitability in future periods. As of February 25, 2011, the Company reviewed the components of its deferred tax asset and determined, based upon all available information, that its current and expected future operating income will more likely than not, result in the realization of its deferred tax assets relating primarily to its net operating loss carryforwards.  The Company has recorded a deferred tax asset related to its net operating loss carryforwards of $12,986,000. As of February 25, 2011, the Company has approximately $30,700,000 of federal net loss carry forwards available to offset future income tax liabilities, beginning to expire in 2025. In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization.

Liquidity and Capital Resources

The Company’s liquidity position and borrowing availability improved again during fiscal 2011. Cash flow provided by operating activities in fiscal 2011 was a positive $13.5 million compared to $5.3 million in fiscal 2010.    Working capital was $20.2 million and $15.3 million as of February 25, 2011 and February 26, 2010, respectively, compared to $4.7 million at the end of 2009. This positive performance primarily reflects the operating results in the period and milestone payment collections under long term contracts. At February 25, 2011, availability under our lines of credit was $15.7 million.

Fiscal Fourth Quarter ended February 25, 2011

Net sales in the fourth quarter of fiscal 2011 were $13.9 million, an increase of $2.1 million, or 17.6%, over fiscal 2010.  This growth primarily reflects increased sales to the U.S. Government of $3.0 million and $0.9 million within the Training Services Group and Control Systems Group, respectively, offset in part by decreases in international sales in both TSG and CSG.

Gross profit in the fourth quarter of 2011 was $5.8 million, compared to $5.0 million in 2010.  This $0.8 million, or 15.6%, increase primarily reflected the increased sales level as the gross profit margins as a percentage of sales in the two periods were comparable (41.4% for fiscal 2011 vs.  42.1% in the prior year corresponding quarter.

Operating expenses in the fourth fiscal quarter of 2011 increased to $4.3 million from $3.4 million in the prior year quarter.  This $0.9 million, or 26.1% increase, is primarily the result of increased general and administrative expenses related to an increase in a legal reserve, higher executive incentive payments on the favorable fiscal year financial results, and to increased research and development expenses.

Operating income in the fourth quarter of fiscal 2011 of $1.5 million was down $0.1 million from the prior year, as the increase in operating expenses more than offset the increase in gross profit generated by increased sales.

Net income of $8.6 million was favorably affected by an income tax benefit of $7.7 million recorded in the fourth quarter of fiscal 2011.  This compares with net income of $0.5 million in the fourth quarter of fiscal 2010.

Fully diluted earnings per share in the fourth fiscal quarter of 2011 were $0.39 per fully diluted share when preferred stock dividends of $0.6 million are subtracted, compared to a loss of $0.01 when preferred stock dividends of $0.6 million are subtracted in the 2010 quarter.

(1)	Includes an income tax benefit of $7.7 million recorded during the fourth quarter of fiscal 2011.

ETC was incorporated in 1969 in Pennsylvania. Our core business includes the design, manufacture and sale of our core technologies within (1) Training Services (TSG) which includes (i) software driven products and services used to create and monitor the physiological effects of flight; (ii) high performance jet tactical flight simulation, and; (iii) Driving and Disaster Simulation Systems, and also within (2) Control Systems (CSG) which includes: (i) steam and gas sterilization; (ii) testing and simulation devices for the automotive industry, and; (iii) Hyperbaric and Hypobaric Chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and Flight Simulators and Disaster Management Systems. CSG includes Sterilizers, Environmental Control Devices and Hyperbaric Chambers along with parts and service support.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC’s and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to,  ( i) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (ii) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance, (iv) statements of assumptions and other statements about the Company or its business, (v) statements made about the possible outcomes of litigation involving the Company, (vi) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (vii) statements preceded by, followed by or that include the words, "may," "could," "should," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors.  Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in our Annual Report on Form 10-K  for the fiscal year ended February 26, 2010, in the section entitled "Risks Particular to Our Business."  Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.

The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Duane D. Deaner, CFO	Tel: 215-355-9100 (Ext. 1203)	Fax: 215-357-4000
ETC – Internet Home Page:	http://www.etcusa.com

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-Financial Tables Follow-

Table A
ENVIRONMENTAL TECTONICS CORPORATION
Summary Table of Results
(amounts in thousands except share and per share information)

	Fourth Fiscal Quarter Ended		Fiscal Year Ended
	25-Feb-11	26-Feb-10	25-Feb-11		26-Feb-10
Net sales	$13,938	$11,856	$55,451		$42,271
Cost of sales	8,162	6,859	33,661		23,447
Gross profit	$5,776	$4,997	$21,790		$18,824
Operating expenses	4,250	3,371	13,500		12,224
Operating income	$1,526	$1,626	$8,290		$6,600

Interest expense, net	202	278	824		1,308
Other expense, net	376	105	589		347
Loss on early extinguishment of debt	-	-	-		315
Income before income taxes	$948	$1,243	$6,877		$4,630
Income tax (benefit) expense	(7,665)	787	(7,665)		(1,819)
Minority interest	(3)	-	8		(4)
Net income attributable to ETC	$8,616	$456	$14,534		$6,453

Preferred Stock dividends	(575)	(596)	(2,278)		(1,885)
Income available to common shareholders	$8,041	$(140)	$12,256		$4,568

Basic earnings per common share:
Distributed earnings per share:
Common	$-	$-	$-		$-
Preferred	$0.05	$0.05	$0.20		$0.22
Undistributed earnings per share:
Common	$0.17	$(0.00)	$0.27		$0.13
Preferred	0.22	(0.01)	0.33		0.13
Basic earnings per share	$0.39 (1)	$(0.01)	$0.60	(1)	$0.26

Diluted earnings per share	$0.39 (1)	$(0.01)	$0.59	(1)	$0.26

Basic weighted average number of common shares	20,403,000	21,096,000	20,531,000		17,708,000

Diluted weighted average number of shares	20,776,000	21,466,000	20,898,000		17,855,000

(1) Includes an income tax benefit of $7.7 million recorded during the fourth quarter of fiscal 2011.

Table B
ENVIRONMENTAL TECTONICS CORPORATION
Unaudited Segment Data
(amounts in thousands)

	Fourth Fiscal Quarter		Fiscal Year Ended
	25-Feb-11	26-Feb-10	25-Feb-11	26-Feb-10
Net sales:
Training Services Group
Domestic	$471	$128	$1,488	$1,013
US Government	4,891	1,889	19,912	6,261
International	3,464	4,879	15,367	18,761
Total	$8,826	$6,896	$36,767	$26,035

Control Systems Group
Domestic	$2,955	$3,514	$10,693	$11,857
US Government	929	(11)	3,359	1,450
International	1,228	1,457	4,632	2,929
Total	$5,112	$4,960	$18,684	$16,236

Net sales	$13,938	$11,856	$55,451	$42,271

Operating income:
Training Services Group	$1,897	$1,173	$7,185	$6,128
Control Services Group	1,057	643	3,989	1,727
Corporate	(1,428)	(190)	(2,884)	(1,255)
Total	$1,526	$1,626	$8,290	$6,600

Operating margin:
Training Services Group	21.5%	17.0%	19.5%	23.5%
Control Services Group	20.7%	13.0%	21.3%	10.6%
Corporate	-10.2%	-1.6%	-5.2%	-3.0%
Total	10.9%	13.7%	15.0%	15.6%

Depreciation and amortization
Training Services Group	$154	$55	$912	$728
Control Services Group	91	(167)	442	581
Total	$245	$(112)	$1,354	$1,309

Table C
ENVIRONMENTAL TECTONICS CORPORATION
Other Selected Financial Highlights
(amounts in thousands)

	Fourth Fiscal Quarter		Fiscal Year Ended
	25-Feb-11	26-Feb-10	25-Feb-11	26-Feb-10
EBITDA	$1,395	$1,409	$9,055	$7,247

Working capital			20,242	15,326
Shareholders equity			28,129	17,414
Cash flow from operating activities			13,463	5,272
Backlog			105,534	96,964